Exhibit 10.5

AUGUST, 2012 AMENDMENT TO

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AUGUST, 2012 AMENDMENT (hereafter “August, 2012 Amendment”) to First Amended and Restated Employment Agreement, entered into as of August 2, 2012 (the “Effective Date”), is by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Kenneth R. Frappier (“Executive”).

WHEREAS, the Company and Executive previously entered into a First Amended and Restated Employment Agreement dated as of August 4, 2011 (the “First Amended and Restated Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the terms and conditions of Executive’s employment with the Company set forth in the First Amended and Restated Employment Agreement to reflect the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 2.3 of the First Amended and Restated Employment Agreement shall be modified to provide as follows:

“2.3 Disability. The Company may terminate Executive’s employment, to the extent permitted by applicable law, if Executive has been unable to perform the material duties of his employment and has been formally determined to be eligible for disability benefits under the Company’s long-term disability plan (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a) Executive shall receive a lump sum cash payment equal to a pro rata portion of Executive’s Cash Bonus. The prorated Cash Bonus shall be determined as provided in Section 2.1(c)(ii) above. Except as otherwise required to comply with the requirements of Section 18 below, payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company.

(b) The Company shall pay to Executive any amounts earned, accrued and owing but not yet paid under Section 1 above and any other benefits accrued and earned in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.”

2.	The First Amended and Restated Employment Agreement shall remain unchanged in all other respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

RAIT FINANCIAL TRUST

By:	/s/ Scott F. Schaeffer
Scott F. Schaeffer
Title:	Chairman, Chief Executive Officer and President

EXECUTIVE

By:	/s/ Kenneth R. Frappier
Kenneth R. Frappier